Q3 2024 Letter to Shareholders November 7, 2024 | yelp-ir.com EXHIBIT 99.2

Ye lp Q 3 20 24 2 23 Note: Amounts reported in this letter, including margins, are rounded. The year-over-year percentage changes are calculated based on reported financial statements and metrics and, accordingly, may not recalculate using the rounded amounts presented. 1 Refer to the accompanying financial tables for further details and a reconciliation of the “non-GAAP measures” presented to the most directly comparable measures prepared under generally accepted accounting principles in the United States (“GAAP”). Third Quarter 2024 Financial Highlights > Net revenue was $360 million, up 4% from the third quarter of 2023 and consistent with our third quarter outlook range, driven primarily by growth in advertising revenue as we executed against our strategic initiatives. > Net income was $38 million, or $0.56 per diluted share, compared to net income of $58 million, or $0.79 per diluted share, in the third quarter of 2023. Net income margin decreased six percentage points from the third quarter of 2023 to 11%. > Adjusted EBITDA¹ was $101 million, an increase of $5 million, or 5%, compared to the third quarter of 2023 and $14 million above the high end of our outlook range. Adjusted EBITDA margin¹ remained flat at 28% compared to the third quarter of 2023. > Cash provided by operating activities was $102 million during the third quarter, and we ended the quarter with cash, cash equivalents and marketable securities of $397 million. > In the third quarter, we repurchased approximately 1.8 million shares at an aggregate cost of $62.5 million. > We are adjusting our outlook for the year and now expect net revenue to be in the range of $1.397 billion to $1.402 billion and adjusted EBITDA to be in the range of $341 million to $346 million. 19% 17% Net Revenue +4% $345M $360M 3Q23 3Q24 Ad Clicks, y/y +2% 3Q23 3Q24 Average CPC, y/y +3% 3Q23 3Q24 Paying Advertising Locations -7% 561k 524k 3Q23 3Q24 Services RR&O Adjusted EBITDA¹ +5% $96M $101M 3Q23 3Q24 M ar gi n 28% 28%8% 7%M ar gi n 8% 7% Net Income -34% $58M $38M 3Q23 3Q24 1117%

Ye lp Q 3 20 24 3 23 Dear fellow shareholders, In the third quarter, Yelp delivered record net revenue and strong profitability, with a net income margin of 11% and an adjusted EBITDA margin of 28%. These results reflect disciplined expense management and continued momentum in Services categories, where our product-led strategy delivered double-digit year-over-year revenue growth for the 14th consecutive quarter. At the same time, headwinds in the operating environment for Restaurants, Retail & Other (“RR&O”) categories persisted in the quarter. We believe that our broad-based local ad platform positions us well to capture demand across categories. Looking forward, we see substantial opportunities to drive growth through our product roadmap, particularly in Services. In addition, we announced our planned acquisition of RepairPal, Inc. (“RepairPal”) today, which we believe will accelerate our Services strategy by expanding our offerings in Auto Services. As always, we remain committed to delivering value to shareholders over the long term.

Ye lp Q 3 20 24 4 23 Q3 Results Third quarter net revenue increased by 4% year over year to a record $360 million, within our outlook range. Net income decreased by 34% year over year to $38 million, representing an 11% margin. Adjusted EBITDA increased by 5% year over year to $101 million, representing a 28% margin and $14 million above the high end of our outlook range. Underlying our top line results, advertising revenue from Services businesses increased by 11% year over year to a record $228 million, driven by stronger advertiser demand due to growth in paying advertising locations and reflecting record average revenue per location¹. The Home Services category was particularly strong, with revenue growth of approximately 15% year over year. Advertising revenue from RR&O businesses decreased by 6% year over year, reflecting the challenging operating environment for businesses in these categories and, to a lesser extent, competitive pressures from food ordering and delivery providers. With softness in RR&O categories offsetting growth in Services, total paying advertising locations decreased by 7% year over year to 524,000. Ad clicks increased by 2% year over year in the third quarter, driven by improvements to our advertising technology as well as our efforts to acquire Services projects through paid search, which drove more leads² to service pros compared to the prior-year period. Average cost-per-click (“CPC”) increased by 3% year over year, largely reflecting a mix shift towards Services clicks, which generally have higher CPCs than RR&O clicks. We also continued to make progress driving sales through our efficient Self-serve channel, where revenue grew approximately 15% year over year. Multi-location revenue was approximately flat year over year, attributable to the softness in RR&O categories. Net revenue reached another quarterly record Net Revenue +4% $345M 3Q23 4Q23 1Q24 2Q24 3Q24 $360M$342M $333M $357M Services maintained double-digit year-over-year growth Services Revenue +11% $206M 3Q23 4Q23 1Q24 2Q24 3Q24 $228M $203M $203M $223M Continued softness in RR&O RR&O Revenue -6% $124M 3Q23 4Q23 1Q24 2Q24 3Q24 $116M$124M $114M $118M ¹ Advertising revenue divided by paying advertising locations. ² Leads include phone calls, requests and website clicks.

Ye lp Q 3 20 24 5 23 Initiatives to drive long-term, profitable growth In the third quarter, we continued to invest in and execute against our strategic initiatives, focusing on driving long-term, profitable growth through product innovation. Deliver the best Home Services experience for consumers and service pros Our Services business is the major focus of our product-led strategy in 2024 and we made consistent progress in these categories in the third quarter. Advertising revenue from Services businesses increased by 11% year over year, driven by approximately 15% year-over-year growth in the Home Services category, to reach 66% of total advertising revenue. Request-a-Quote projects increased by approximately 25% year over year, primarily as a result of improvements to the request flow. We achieved this strong growth even as we narrowed the focus of our paid project acquisition initiative and reduced our paid search spend by half from the second quarter. Yelp Assistant, our artificial intelligence (“AI”) chatbot, also contributed to increases in project submissions and monetized leads following its initial launch on iOS in the second quarter. As a result, we are continuing to roll out Yelp Assistant to our website and Android app as well as adding more entry points throughout our platform. As mentioned above, we narrowed the focus of our paid project acquisition initiative in the quarter to target businesses with fewer reviews, which often experience difficulty competing with more established advertisers for leads and have shown the most responsiveness to increased lead distribution. Even as we narrowed our focus, we continued to see strong top-of-funnel metrics in Services in the third quarter — including more projects, more ad clicks and lower average CPCs than in the year-ago quarter. While we saw positive signals at the bottom of the funnel, they were not sufficient to warrant continued investment at the current level. We will use our learnings to continue iterating on this initiative and anticipate spending at more modest levels in 2025. Strong Request-a-Quote performance even as we halved our paid search spend Approximate Growth in Request-a-Quote Projects, y/y 3Q23 4Q23 1Q24 3Q242Q24 -5% 5% 20% 35% 25% ~15% y/y 3Q23 3Q24 Continued strength in Home Services Home Services Revenue AI-powered Yelp Assistant contributed to increases in project submissions and monetized leads Depictions of Yelp's features are provided for illustrative purposes only, and may differ from the actual product.

Ye lp Q 3 20 24 6 23 Accelerate Auto Services growth Over the last several years, our focus on delivering the best Home Services experience for consumers and service pros has driven significant growth in Services revenue. Looking ahead, we see an opportunity to drive additional growth by investing in other key Services categories. Today, we announced that we’ve agreed to acquire auto services platform RepairPal for approximately $80 million in cash. We believe this acquisition will accelerate our efforts in Services by expanding our offerings in the multi-billion dollar U.S. auto services advertising vertical, from which we derived approximately $90 million of annualized revenue in the third quarter. Over the twelve months ended August 31, 2024, RepairPal generated approximately $30 million in revenue and was approximately breakeven on cash and net income³. Subject to customary closing conditions, we expect to close by the end of the year. We believe there are clear synergies between Yelp and RepairPal. RepairPal brings deep knowledge of auto repairs and pricing, which we can leverage to improve our offerings for Auto Services businesses. They also maintain a robust partner network, including CarMax, USAA and Endurance Vehicle Services. Meanwhile, Yelp has a large consumer audience and expertise in areas like search engine optimization, search engine marketing and AI, which we believe will provide value to RepairPal going forward. 2Q23 2Q24 Net Income Margin 11%4% Adjusted EBITDA Margin 26%25% +6% We delivered record net revenue while expanding margins Net Revenue Home Local 67% 10% Auto 10% Professional 5% Real EstateFin an cia l Ev en t Pe ts RepairPal brings a deep knowledge of auto repairs and pricing 10% Auto Real Estate Pets Events Financial We see an opportunity to drive additional growth by investing in other key Services categories Services Revenue, % of Total ³ Based on the unaudited financial information of RepairPal available to us at this time. 10% 66% Home Local 5% Professional 9%

Ye lp Q 3 20 24 7 23 Provide the most trusted local search and discovery platform Over the last several years, our investments in the consumer experience have enabled users to make more informed decisions when selecting local businesses and provided them with a more personalized, streamlined search and discovery experience. Improvements we’ve made over the course of this year to our mobile and desktop websites have driven a significant lift in business page views. Building on these efforts, in the third quarter we introduced trending topics and suggestions to make our search experience even more efficient, which ultimately resulted in users viewing more business pages per interaction with our platform. At the same time, we continued to expand Yelp’s trusted content to create an even more visually engaging and useful experience for consumers. We enhanced the user-generated videos appearing in the home feed, which led to a mid-teens-percentage lift in engagement compared to before the change took effect. We also continued to iterate on and experiment with AI-stitched videos. Optimize advertiser value through our advanced technology Our investments in advanced advertising technologies have helped us optimize advertisers’ budgets by prioritizing the most relevant ad content. In the third quarter, ad clicks increased by 2% year over year, driven by matching improvements and paid project acquisition in Services categories. Average CPC increased by 3% from the third quarter of 2023, driven by a mix shift towards Services clicks. Matching and ad format improvements also led to a year-over-year improvement in our retention rate for non-term advertisers’ budgets in the third quarter. Off Yelp, we are continuing to expand local advertiser reach through a variety of partnerships, including by leveraging on-Yelp search intent to surface relevant Yelp ads to users on other platforms, like Facebook. Home 67% Fin an cia l 2Q23 2Q24 Net Income Margin 11%4% Adjusted EBITDA Margin 26%25% +6% We delivered record net revenue while expanding margins Net Revenue Home Local 67% 10% Auto 10% Professional 5% Real EstateFin an cia l Ev en t Pe ts Our enhanced user-generated videos in the home feed drove incremental engagement Percentage Change in Ad Clicks and Average CPC, y/y Ad Clicks 9% 3Q23 4Q23 1Q24 2Q24 3Q24 2% 9% 8% 9% Average CPC 4% 3Q23 4Q23 1Q24 2Q24 3Q24 -1% 4% 3% -1%

Ye lp Q 3 20 24 8 23 Home 67% Fin an cia l 2Q23 2Q24 Net Income Margin 11%4% Adjusted EBITDA Margin 26%25% +6% We delivered record net revenue while expanding margins Net Revenue Home Local 67% 10% Auto 10% Professional 5% Real EstateFin an cia l Ev en t Pe ts Drive profitable growth through our most efficient channels In the third quarter, we continued to invest in driving growth through our most efficient channels — Self-serve and Multi-location. Improvements to the claim and ad purchase flows as well as effective advertiser marketing drove near-record customer acquisition in our Self-serve channel. We continued to enhance the business owner experience, including by providing budget recommendations and billing optimizations. As a result of these efforts, Self-serve revenue increased by approximately 15% year over year to a record level. Multi-location revenue was approximately flat year over year, reflecting continued softness in RR&O categories. We see a large opportunity in this channel to capture more demand from multi-location Services businesses and have increased our product focus and sales efforts in this area to that end. In the third quarter, we launched Request-a-Quote for Brands as well as a new leads API that enables multi-location Services businesses to more efficiently connect with consumers on Yelp and seamlessly manage leads across multiple locations and business pages. While still early, we’ve seen strong results, with increases in ad spend among many eligible accounts. Going forward, we see an additional opportunity to deliver value by distributing leads acquired through paid search to multi-location advertisers who have the capacity to ingest substantial lead volumes. We also believe our recently launched conversion API will help multi-location clients more effectively track the return on their Request-a-Quote spend. Self-Serve Channel Revenue ~15% y/y 3Q23 3Q24 Multi-Location Channel Revenue ~0% y/y 3Q23 3Q24

Ye lp Q 3 20 24 9 23 Delivering profitable growth Our third quarter results demonstrate the margin potential of our business, with a net income margin of 11% and an adjusted EBITDA margin of 28%. We achieved these results through disciplined expense management. Excluding the RepairPal employees we plan to integrate, we continue to expect that headcount will be approximately flat year over year by the end of 2024 as we efficiently allocate resources toward high-return areas. Stock-based compensation expense (“SBC”) as a percentage of revenue decreased by two percentage points year over year in the third quarter, increasing the quality of our adjusted EBITDA, and we remain focused on reducing SBC as a percentage of revenue to below 8% by the end of 2025. We expect the impact of these efforts, together with those of our continued share repurchases, to stack over time and benefit GAAP profitability in the years to come, particularly earnings per share, which was $0.56 in the third quarter. Through the end of the third quarter, we had spent $24 million on paid project acquisition, including $6 million in the third quarter. Given our experimentation did not provide our desired returns, we now expect to spend approximately $30 million for the year on paid search. We do not plan to reallocate the remaining $5 million previously allocated to this initiative for 2024 and expect the full amount to benefit adjusted EBITDA for the year, in line with our disciplined expense management. Going forward, we plan to continue spending on paid search in modest amounts as part of our overall marketing expense without breaking out a specific amount. 8% 3Q23 3Q24 Stock-based compensation 28% 28% Increasing adjusted EBITDA quality Adjusted EBITDA Margin Focused on reducing SBC as a percentage of revenue Stock-based Compensation Expense, % of Revenue 13% ~11% < 8% 2023 2024E 4Q25E

Prudent capital allocation

Our capital allocation strategy consists of three main elements: 1) maintaining a healthy cash balance to fund our operations; 2) retaining capacity for potential acquisitions; and 3) returning excess capital to shareholders through share repurchases. **In the third quarter, we repurchased $62.5 million worth of shares at an average purchase price of $35.07 per share.** As of September 30, 2024, we had $393 million remaining under our existing repurchase authorization. We plan to continue repurchasing shares for the remainder of 2024, subject to market and economic conditions. Today, we announced our planned acquisition of RepairPal, for which we expect to pay approximately $80 million in cash. This acquisition demonstrates our ability to deploy capital from our balance sheet in support of our business strategy.

Prudent Capital Allocation


$200M
$250M
$250M
$250M
$250M
$250M
$500M
$2.0B
Jul '17
Nov '18
Feb '19
Jan '20
Aug '21
Nov '22
Feb '24
Total Repurchase Authorization
Authorization Date
Completed as of Sept. 30, 2024
Remaining Authorization

In summary,

Yelp's third quarter results demonstrate the profitability of our broad-based local ad platform. **Our focus on Services continues to strengthen our business** and we remain excited by the significant opportunities to drive profitable growth and shareholder value over the long term.

Sincerely,

Jeremy Stoppelman

David Schwarzbach

10
23
Yelp Q3 2024

Third Quarter 2024
Financial Review

Revenue

Net revenue was $360 million in the third quarter of 2024, a 4% increase from the third quarter of 2023 and consistent with our third quarter outlook range.



Net Revenue
+4%
$345M
$360M
3Q23
3Q24

Advertising revenue was $344 million in the third quarter of 2024, up 4% from the third quarter of 2023, primarily due to year-over-year increases in both ad clicks and average CPC.

Other revenue was $16 million in the third quarter of 2024, up 6% from the third quarter of 2023. The increase in other revenue was primarily driven by higher revenue from the continued growth of our Yelp Guest Manager, Yelp Fusion and Yelp Knowledge programs. This increase was partially offset by a lower volume of food takeout and delivery orders compared to the prior-year period.

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
Net revenue by product:				
Advertising revenue by category:				
Services	$ 228,009	$ 206,178	$ 654,252	$ 589,972
Restaurants, Retail & Other	116,397	123,854	349,130	359,175
Advertising	344,406	330,032	1,003,382	949,147
Other[1]	15,938	15,090	46,730	45,539
Total net revenue	**$ 360,344**	**$ 345,122**	**$ 1,050,112**	**$ 994,686**

[1] For the three and nine months ended September 30, 2024, other revenue includes revenue generated from transactions with consumers, which the Company reported separately as transactions revenue in prior periods. Prior-period amounts in the table above have been reclassified to conform to the current-period presentation.

11
23
Yelp Q3 2024

Ye lp Q 3 20 24 12 23 Operating expenses, Net income & Adjusted EBITDA Cost of revenue (exclusive of depreciation and amortization) was $32 million in the third quarter of 2024, up 14% from the third quarter of 2023. The increase was primarily driven by higher website infrastructure expenses resulting from investments in maintaining and improving our infrastructure as well as higher employee costs, mainly due to higher cost of labor. Sales and marketing expenses were $145 million in the third quarter of 2024, up 5% from the third quarter of 2023. The increase was primarily driven by our investments in paid search as well as higher employee costs, mainly due to higher cost of labor. The increase was partially offset by decreases in workplace operating costs due to reductions in our leased office space. Product development expenses were $78 million in the third quarter of 2024, down 4% from the third quarter of 2023. The decrease was mainly driven by lower employee costs as a result of more employee costs being capitalized and lower average headcount compared to the prior-year period, partially offset by higher cost of labor. General and administrative expenses were $50 million in the third quarter of 2024, up 9% from the third quarter of 2023. The increase was primarily driven by impairment charges incurred in the current-year period related to the right-of-use assets and leasehold improvements for office space that was subleased. The increase was partially offset by a decrease in the provision for doubtful accounts, primarily due to the release of a higher amount of bad debt reserves compared to the prior-year period, as well as a decrease in employee costs mainly driven by lower average headcount. Total costs and expenses were $314 million in the third quarter of 2024, up 3% from $303 million in the third quarter of 2023. COR % of Revenue 8% 9% 3Q23 3Q24 S&M % of Revenue 40% 40% 3Q23 3Q24 PD % of Revenue 23% 22% 3Q23 3Q24 G&A % of Revenue 13% 14%* 3Q23 3Q24 *Includes impact from impairment charges.

Ye lp Q 3 20 24 13 23 Other income, net was $7 million in the third quarter of 2024, up 18% from the third quarter of 2023. The increase was primarily driven by higher tax incentives related to research and development activity in the United Kingdom. Provision for income taxes was $15 million in the third quarter of 2024, compared to a benefit from income taxes of $10 million in the third quarter of 2023. The increase in the provision for income taxes was primarily due to increases in profit before tax and the annual effective tax rate for the current-year period as well as a decrease in the discrete tax benefits related to the federal and state tax provision to return adjustments. Net income was $38 million in the third quarter of 2024 compared to net income of $58 million in the third quarter of 2023. Net income margin decreased six percentage points from the third quarter of 2023 to 11% in the third quarter of 2024. Diluted net income per share was $0.56 in the third quarter of 2024, down from $0.79 in the third quarter of 2023, reflecting the decrease in net income. Adjusted EBITDA was $101 million in the third quarter of 2024, a 5% increase from $96 million in the third quarter of 2023. Adjusted EBITDA margin remained flat at 28% compared to the third quarter of 2023. Balance sheet and Cash flow At the end of September 2024, we held $397 million in cash, cash equivalents and marketable securities on our condensed consolidated balance sheet, with no debt. 19% 17% M ar gi n 8% 7% Net Income -34% $58M $38M 3Q23 3Q24 1117% Adjusted EBITDA +5% $96M $101M 3Q23 3Q24 M ar gi n 28% 28%

Ye lp Q 3 20 24 14 23 Business Outlook We continue to believe in the significant long-term growth opportunities ahead as we focus our investments on high-return areas that we believe will drive increased profitability. When we updated our outlook in August, we expected continued strength in Services and better performance in RR&O revenue in the fourth quarter as RR&O advertisers typically increase their spend seasonally. While Services has maintained its momentum, we no longer expect RR&O to increase in the fourth quarter given the persistence of the operating challenges impacting these businesses. We now anticipate net revenue for the year will be in the range of $1.397 billion and $1.402 billion, reflecting a decrease of $18 million at the midpoint. At the same time, our business has continued to demonstrate its underlying profitability and we remain committed to disciplined expense management. We now expect full year adjusted EBITDA to be in the range of $341 million to $346 million, reflecting an increase of $14 million at the midpoint. Subject to customary closing conditions, we expect to close our acquisition of RepairPal by the end of the year. We expect any revenue or expense incurred in 2024 in connection with such acquisition to be immaterial and will provide further details on our expectations for 2025 in our Q4 2024 Shareholder Letter. *Yelp has not reconciled its Adjusted EBITDA outlook to Net income (loss) under GAAP because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below. $330M Adjusted EBITDA Outlook 2023 2024E $341M-$346M 2023 2024E $1.337B $1.397B-$1.402B Net Revenue Outlook Fourth Quarter 2024 Full Year 2024 (Updated) Net revenue $347M to $352M $1.397B to $1.402B Adjusted EBITDA* $84M to $89M $341M to $346M Stock-based compensation expense as a % of Net revenue ~10% ~11% Depreciation and amortization as a % of Net revenue ~3% ~3%

Ye lp Q 3 20 24 15 23 Quarterly Earnings Webcast Yelp will host a live webcast today at 2:00 p.m. PST to discuss the third quarter 2024 financial results and outlook for the full year 2024. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website. About Yelp Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.

Ye lp Q 3 20 24 16 23 Condensed Consolidated Balance Sheets (In thousands; unaudited) September 30, 2024 December 31, 2023 Assets Current assets: Cash and cash equivalents $ 261,588 $ 313,911 Short-term marketable securities 135,426 127,485 Accounts receivable, net 155,131 146,147 Prepaid expenses and other current assets 38,083 36,673 Total current assets 590,228 624,216 Property, equipment and software, net 73,991 68,684 Operating lease right-of-use assets 28,380 48,573 Goodwill 104,433 103,886 Intangibles, net 6,638 7,638 Other non-current assets 176,538 161,726 Total assets $ 980,208 $ 1,014,723 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable and accrued liabilities $ 134,746 $ 132,809 Operating lease liabilities — current 28,022 39,234 Deferred revenue 7,601 3,821 Total current liabilities 170,369 175,864 Operating lease liabilities — long-term 25,905 48,065 Other long-term liabilities 44,394 41,260 Total liabilities 240,668 265,189 Stockholders’ equity: Common stock — — Additional paid-in capital 1,873,678 1,786,667 Treasury stock (2,907) (282) Accumulated other comprehensive loss (10,535) (12,202) Accumulated deficit (1,120,696) (1,024,649) Total stockholders’ equity 739,540 749,534 Total liabilities and stockholders’ equity $ 980,208 $ 1,014,723

Ye lp Q 3 20 24 17 23 Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited) Three Months Ended September 30, Nine Months Ended September 30, 2024 2023 2024 2023 Net revenue $ 360,344 $ 345,122 $ 1,050,112 $ 994,686 Costs and expenses: Cost of revenue¹ 32,382 28,370 90,414 84,613 Sales and marketing¹ 144,631 137,703 442,715 424,308 Product development¹ 77,748 81,020 251,055 254,247 General and administrative¹ 49,605 45,695 139,471 145,609 Depreciation and amortization 9,326 10,461 28,841 31,881 Total costs and expenses 313,692 303,249 952,496 940,658 Income from operations 46,652 41,873 97,616 54,028 Other income, net 7,231 6,154 25,277 17,264 Income before income taxes 53,883 48,027 122,893 71,292 Provision for (benefit from) income taxes 15,443 (10,189) 32,263 (475) Net income attributable to common stockholders $ 38,440 $ 58,216 $ 90,630 $ 71,767 Net income per share attributable to common stockholders: Basic $ 0.57 $ 0.84 $ 1.34 $ 1.03 Diluted $ 0.56 $ 0.79 $ 1.27 $ 0.98 Weighted-average shares used to compute net income per share attributable to common stockholders: Basic 67,219 69,030 67,862 69,366 Diluted 69,163 73,566 71,109 72,920 ¹ Includes stock-based compensation expense as follows: Three Months Ended September 30, Nine Months Ended September 30, 2024 2023 2024 2023 Cost of revenue $ 1,301 $ 1,298 $ 4,099 $ 4,026 Sales and marketing 8,588 9,200 25,905 26,921 Product development 20,887 24,047 67,074 74,888 General and administrative 8,696 8,922 26,318 27,469 Total stock-based compensation $ 39,472 $ 43,467 $ 123,396 $ 133,304

Ye lp Q 3 20 24 18 23 Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Nine Months Ended September 30, 2024 2023 Operating Activities Net income $ 90,630 $ 71,767 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 28,841 31,881 Provision for doubtful accounts 35,111 26,664 Stock-based compensation 123,396 133,304 Amortization of right-of-use assets 11,363 22,848 Deferred income taxes (17,408) (8,845) Amortization of deferred contract cost 18,604 17,818 Asset impairment 5,914 3,555 Other adjustments, net (2,717) (229) Changes in operating assets and liabilities: Accounts receivable (44,095) (54,395) Prepaid expenses and other assets (14,302) 3,101 Operating lease liabilities (29,333) (30,255) Accounts payable, accrued liabilities and other liabilities 8,838 9,896 Net cash provided by operating activities 214,842 227,110 Investing Activities Purchases of marketable securities — available-for-sale (89,251) (115,388) Sales and maturities of marketable securities — available-for-sale 83,380 89,613 Purchases of other investments (2,500) — Purchases of property, equipment and software (26,337) (20,850) Other investing activities 268 160 Net cash used in investing activities (34,440) (46,465) Financing Activities Proceeds from issuance of common stock for employee stock-based plans 13,436 28,958 Taxes paid related to the net share settlement of equity awards (58,044) (61,142) Repurchases of common stock (188,399) (149,999) Payment of issuance costs for credit facility — (1,049) Net cash used in financing activities (233,007) (183,232) Effect of exchange rate changes on cash, cash equivalents and restricted cash 580 903 Change in cash, cash equivalents and restricted cash (52,025) (1,684) Cash, cash equivalents and restricted cash — Beginning of period 314,002 307,138 Cash, cash equivalents and restricted cash — End of period $ 261,977 $ 305,454

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except percentages; unaudited)

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Reconciliation of Net Income to Adjusted EBITDA:				
Net income	$ 38,440	$ 58,216	$ 90,630	$ 71,767
Provision for (benefit from) income taxes	15,443	(10,189)	32,263	(475)
Other income, net[1]	(7,231)	(6,154)	(25,277)	(17,264)
Depreciation and amortization	9,326	10,461	28,841	31,881
Stock-based compensation	39,472	43,467	123,396	133,304
Litigation settlement[2,3]	—	—	—	11,000
Asset impairment[2]	5,914	—	5,914	3,555
Fees related to shareholder activism[2]	—	671	1,168	671
Adjusted EBITDA	**$ 101,364**	**$ 96,472**	**$ 256,935**	**$ 234,439**
Net revenue	$ 360,344	$ 345,122	$ 1,050,112	$ 994,686
Net income margin	11 %	17 %	9 %	7 %
Adjusted EBITDA margin	28 %	28 %	24 %	24 %

[1] Includes the release of a $3.1 million reserve related to a one-time payroll tax credit in the nine months ended September 30, 2024.

[2] Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations.

[3] Represents the loss contingency recorded in connection with the agreement to settle a putative class action lawsuit asserting claims under the California Invasion of Privacy Act. For additional information, see our most recently filed Quarterly Report on Form 10-Q.

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:				
Net cash provided by operating activities	$ 102,298	$ 104,859	$ 214,842	$ 227,110
Purchases of property, equipment and software	(9,763)	(5,697)	(26,337)	(20,850)
Free cash flow	**$ 92,535**	**$ 99,162**	**$ 188,505**	**$ 206,260**
Net cash used in investing activities	$ (11,394)	$ 420	$ (34,440)	$ (46,465)
Net cash used in financing activities	$ (82,596)	$ (70,327)	$ (233,007)	$ (183,232)

19
23
Yelp Q3 2024

Key Financial and Operational Metrics (In thousands, except for percentages; unaudited)

	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24
Advertising Revenue by Category													
Services[1]	$157,319	$157,242	$160,263	$174,298	$180,957	$178,292	$183,520	$200,274	$206,178	$203,140	$203,288	$222,955	$228,009
Restaurants, Retail & Other[2]	$99,511	$104,205	$102,974	$109,220	$112,707	$115,692	$113,623	$121,698	$123,854	$124,231	$114,350	$118,383	$116,397
Total Advertising Revenue	$256,830	$261,447	$263,237	$283,518	$293,664	$293,984	$297,143	$321,972	$330,032	$327,371	$317,638	$341,338	$344,406
Paying Advertising Locations by Category[3]													
Services[1]	231	219	223	232	238	231	238	238	235	245	252	254	252
Restaurants, Retail & Other[2]	304	309	323	337	334	314	316	325	326	299	278	277	272
Total Paying Advertising Locations	535	528	546	569	572	545	554	563	561	544	530	531	524
Year-over-Year Percentage Change in Ad Clicks & Average CPC													
Ad Clicks[4]	28%	14%	4%	-11%	-15%	-7%	1%	0%	9%	9%	8%	9%	2%
Average CPC[5]	-1%	7%	17%	32%	36%	23%	14%	14%	4%	4%	-1%	-1%	3%

[1] Includes Home, Local, Auto, Professional, Pets, Real Estate, Financial and Event Services categories

[2] Includes Restaurants, Shopping, Beauty & Fitness, Health and Other categories

[3] On a monthly average basis

[4] Ad clicks represent user interactions with our pay-for-performance advertising products, including clicks on advertisements on our website and mobile app, clicks on syndicated advertisements on third-party platforms, and Request-a-Quote submissions. Ad clicks do not include user interactions with ads sold through our advertising partnerships.

[5] We define Average CPC as revenue from our performance-based ad products — excluding revenue from our advertising partnerships as well as certain revenue adjustments that do not impact the outcome of an auction for an individual ad click, such as refunds — divided by the total number of ad clicks for a given period.

More information about the Company, including the Company's Key Operational and Financial Metrics definitions can be found in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov.

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Yelp Q3 2024

Ye lp Q 3 20 24 Non-GAAP Financial Measures This letter and statements made during the above referenced webcast may include information relating to Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, each of which is a “non-GAAP financial measure.” We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as material litigation settlements, impairment charges and fees related to shareholder activism, and other items that we deem not to be indicative of our ongoing operating performance. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. We define Free cash flow as cash flow from operating activities, less cash used for purchases of property, equipment and software. Adjusted EBITDA and Free cash flow, which are not prepared under any comprehensive set of accounting rules or principles, have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported in accordance with GAAP. In particular, Adjusted EBITDA and Free cash flow should not be viewed as substitutes for, or superior to, net income (loss) or net cash provided by operating activities prepared in accordance with GAAP as measures of profitability or liquidity. Some of these limitations are: > although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements; > Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp’s working capital needs; > Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp; > Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation; > Adjusted EBITDA does not take into account certain income and expense items, such as material litigation settlements, impairment charges and fees related to shareholder activism, or other costs that management determines are not indicative of our ongoing operating performance; > Free cash flow does not represent the total residual cash flow available for discretionary purposes because it does not reflect our contractual commitments or obligations; and > other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA and Free cash flow differently, which reduces their usefulness as comparative measures. Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow alongside other financial performance measures, including net income (loss), net cash provided by (used in) operating activities and Yelp’s other GAAP results. Forward-Looking Statements This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries, as well as Yelp’s planned acquisition of RepairPal, that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding: > Yelp’s expected financial results for the fourth quarter and full year 2024; > Yelp’s product roadmap for the remainder of 2024 and beyond; > Yelp’s confidence that its broad-based local ad platform positions it well to capture demand across categories; > Yelp’s assessment of the opportunities ahead, particularly in Services, to drive growth through its product roadmap; > Yelp’s agreement to acquire RepairPal, the anticipated timing of the closing of the planned acquisition, the consideration to be paid, the impact to Yelp’s financial statements and the expected benefits of such acquisition; > Yelp’s plans and ability to drive long-term profitable growth over the long term; > Yelp’s plans to add more entry points to Yelp Assistant across its platform and to explore making it available in categories beyond Home Services; > Yelp’s plans regarding its investments in delivering leads to Services advertisers in the fourth quarter and 2025, as well as its plans not to break out the amount of such investments from overall marketing expense; 21 23

Ye lp Q 3 20 24 > Yelp’s assessment of the opportunity to drive additional growth by investing in key Services categories beyond Home Services; > Yelp’s belief in the opportunity to capture more demand from multi-location Services businesses; > Yelp’s assessment of the opportunity to deliver value by distributing leads acquired through paid search to multi-location advertisers who have the capacity to ingest substantial lead volumes; > Yelp’s belief that its conversion API will help multi-location clients more effectively track the return on their Request-a-Quote spend; > Yelp’s expectations regarding its headcount and plans to efficiently allocate resources toward high-return areas; > Yelp’s expectation that it will spend approximately $30 million in 2024 on paid search and not reallocate the remaining $5 million originally allocated to this initiative for the year, as well as the expected impact of such spending on adjusted EBITDA; > Yelp’s expected improvement of its GAAP profitability in the years to come as a result of its efforts to reduce SBC as a percentage of revenue and its continued share repurchases; > Yelp’s expectation regarding its reduction of SBC as a percentage of revenue over time as well as the anticipated timing and impact of such efforts; > Yelp’s plans to continue share repurchases under its stock repurchase program for the remainder of 2024, subject to market and economic conditions; > Yelp’s assessment of the opportunities ahead to drive profitable growth and shareholder value over the long term; > Yelp’s plans to focus its investments on high-return areas that it believes will drive increased profitability; > Yelp’s expectation that the trends in Services and RR&O revenue observed in the third quarter will persist in the fourth quarter, including its expectation of continued RR&O headwinds; and > Yelp’s expectation that it will complete the acquisition of RepairPal by the end of the year, and that any revenue or expense incurred in 2024 in connection therewith will be immaterial. Yelp’s actual results could differ materially from those predicted or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: > macroeconomic uncertainty — including related to inflation, interest rates and supply chain issues, as well as severe weather events — and its effect on consumer behavior, user activity and advertiser spending; > the prevalence of seasonal respiratory illnesses, impact of fears or actual outbreaks of disease and any resulting changes in consumer behavior, economic conditions or governmental actions; > Yelp’s ability to maintain and expand its base of advertisers, particularly if advertiser turnover substantially worsens and/or consumer demand significantly degrades; > Yelp’s ability to successfully manage acquisitions of new businesses, solutions or technologies, such as RepairPal, and to successfully integrate those businesses, solutions or technologies; > the default by any subtenants on their rental payment obligations under the subleases entered into in connection with Yelp’s reduction of its office space; > Yelp’s ability to drive continued growth through its strategic initiatives; > Yelp’s ability to continue to effectively operate with a primarily remote workforce and attract and retain key talent; > Yelp’s limited operating history in an evolving industry; > Yelp’s ability to generate and maintain sufficient high-quality content from its users; > potential strategic opportunities and Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as its ability to monetize such acquired products, solutions or technologies; > Yelp’s reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic; > maintaining a strong brand and managing negative publicity that may arise; and > Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. 22 23

Ye lp Q 3 20 24 Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements. 23 23